Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Intensity Therapeutics, Inc. on Forms S-3 (Nos. 333-280681 and 333-280684), Forms S-8 (Nos. 333-274141 and 333-280686), and Form S-1 (No. 333-283797) of our report dated March 13, 2025, on our audits of the financial statements as of December 31, 2024 and 2023 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 13, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
March 13, 2025